SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                               Arch Wireless, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    039392600
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 039392600
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     1,803,716*

6.   SHARED VOTING POWER


7.   SOLE DISPOSITIVE POWER

     1,803,716*

8.   SHARED DISPOSITIVE POWER


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,803,716*

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.26%

12.  TYPE OF REPORTING PERSON

     IA

* There has been no change in the number of shares beneficially owned as reported in the Schedule 13D filed on January 12, 2004. Due to a clerical error, the Schedule 13D filed on January 12, 2004 overstated the number of shares beneficially owned by 20,746 shares. This Schedule 13G is being filed to report that the Reporting Person is able to make the certification required in Item 10 and is therefore no longer required to report its beneficial ownership of the issuer's common shares on Schedule 13D.

CUSIP No. 039392600
          ---------------------

Item 1(a).  Name of Issuer:


            Arch Wireless, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1800 West Park Drive
            Suite 250
            Westbourough MA
            01581
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Contrarian Capital Management, L.L.C.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            411 West Putnam Avenue
            Suite 225
            Greenwich, CT 06830
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common shares
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            039392600
            --------------------------------------------------------------------

Item  3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance  company as defined in Section  3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [x] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          1,803,716
          ----------------------------------------------------------------------

     (b)  Percent of class:

          9.26%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote      1,803,716
                                                         ----------------------,

         (ii) Shared power to vote or to direct the vote
                                                         ----------------------,

        (iii) Sole power to dispose or to direct the
              disposition of                                1,803,716
                                                         ----------------------,

         (iv) Shared power to dispose or to direct the
              disposition of
                                                         ----------------------.

Item 5.     Ownership of Five Percent or Less of a Class.

            N/A

          ----------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A

          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A
          ----------------------------------------------------------------------

Item 8.     Identification  and  Classification  of Members of the Group.

            N/A

          ----------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            N/A

          ----------------------------------------------------------------------

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

Date:  March 31, 2004




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